Free Writing Prospectus	Filed pursuant to Rule 433
Dated July 16, 2025	Registration No. 333-262954-09

**PRICING DETAILS** $892+MM CNH Equipment Trust 2025-B

Joint Bookrunners : Wells Fargo Securities (str), Citigroup, Societe Generale, and Rabo Securities

Co-Managers : BMO Capital Markets & SMBC Nikko Securities

Class	Size	WAL*	S/F	E. Final	L. Final	BNCH	SPD	YLD%	CPN%	$PRICE
A-1	$187,000,000	0.33	A-1+/F1+	02/2026	08/2026	ICUR	+12	4.470	4.470	100.00000
A-2A	$220,400,000	1.11	AAA/AAA	04/2027	11/2028	ICUR	+35	4.413	4.370	99.99691
A-2B	$100,000,000	1.11	AAA/AAA	04/2027	11/2028	SOFR30A	+33			100.00000
A-3	$320,400,000	2.70	AAA/AAA	05/2029	10/2030	ICUR	+45	4.344	4.300	99.98694
A-4	$64,250,000	3.89	AAA/AAA	06/2029	01/2033	ICUR	+53	4.473	4.430	99.99342

* At 20% CPR to 10% Clean-Up Call

-Transaction Summary-
* Size : $892+MM
* Format : Public / SEC Registered
* Expected Ratings : S&P / Fitch
* ERISA Eligible : Yes
* EU RR : No
* Ticker : CNH 2025-B

* Expected Settle : 07/22/2025
* First Payment Date : 08/15/2025
* Minimum Denoms : $1k x $1k
* Bill and Deliver : Wells Fargo Securities

-Available Information-
* Preliminary Prospectus (attached)
* Free Writing Prospectus (attached)
* Intex CDI (attached)
* Intexnet Deal Name: wscnh25b_base Password: X296
* Dealroadshow: https://dealroadshow.com Code: CNH2025-B
Direct Link: https://dealroadshow.com/e/CNH2025-B

If this communication relates to an offering of US registered securities (i) a registration statement has been filed with the SEC, (ii) before investing you should read the filed documents, and (iii) you may obtain these documents from your sales representative, by calling 1-800-645-3751 or visiting www.sec.gov. If this communication relates to a securities offering exempt from US registration, you should contact your sales representative for the complete disclosure package. For information regarding Wells Fargo, see https://www.wellsfargo.com/com/disclaimer/ged5. In Asia, see: https://www.wellsfargo.com/com/disclaimer/ap4. This communication will be retained and may be monitored.